Financial Statements
                            and Supplemental Schedule

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                           December 31, 2003 and 2002,
                    and for the year ended December 31, 2003,
                        with Independent Auditors' Report

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                              Financial Statements
                            and Supplemental Schedule

                           December 31, 2003 and 2002,
                    and for the year ended December 31, 2003





                                Table of Contents

Independent Auditors' Report...................................................1

Audited Financial Statements

Statements of Net Assets Available for Benefits................................2
Statement of Changes in Net Assets Available for Benefits......................3
Notes to Financial Statements................................................4-8


Supplemental Schedule

Schedule H, Part IV, 4i - Schedule of Assets (Held at End of Year).............9

                          Independent Auditors' Report

Amcast Industrial Corporation
401(k) Salary Deferral Plan

We have audited the accompanying statement of net assets available for benefits of the Amcast Industrial Corporation 401(k) Salary Deferral Plan (the "Plan") as of December 31, 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Plan as of December 31, 2002, were audited by other auditors whose report dated, May 23, 2003, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2003, and the changes in its net assets available for benefits for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Our audit was made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2003 is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


/s/ Clark, Schaefer, Hackett & Co.

May 20, 2004
Dayton, Ohio

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                 Statements of Net Assets Available for Benefits
                           December 31, 2003 and 2002






                                                       2003            2002
                                                  --------------  --------------

Cash                                                    $ 9,438             $ -

Participant-directed investments, at fair value
    Shares of registered investment companies        24,507,570      19,461,785
    Common/collective trust fund                     10,316,412      10,099,018
    Amcast Industrial Corporation common stock        2,433,654       1,152,780
    Loans to participants                             1,605,794       1,722,305
                                                  --------------  --------------
                                                     38,863,430      32,435,888

Receivables
    Interest income                                       4,236           2,826
    Participant contributions                           141,040          70,069
    Employer contributions                                    -          12,502
                                                  --------------  --------------
                                                        145,276          85,397

                                                  --------------  --------------
Net assets available for benefits                  $ 39,018,144    $ 32,521,285
                                                  ==============  ==============














The accompanying notes are an integral part of the financial statements.

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

            Statement of Changes in Net Assets Available for Benefits
                          Year Ended December 31, 2003






Additions to assets attributed to:
    Net appreciation in fair value of investments                 $ 5,446,067
    Interest and dividend income                                    1,040,069
    Contributions
      Participants                                                  2,804,567
      Employer                                                        248,484
                                                                --------------
Total additions                                                     9,539,187

Deductions from assets attributed to:
    Benefits paid to participants                                   3,042,328

                                                                --------------
Increase in net assets available for benefits                       6,496,859

Assets available for benefits at beginning of year                 32,521,285

                                                                --------------
Assets available for benefits at end of year                     $ 39,018,144
                                                                ==============















The accompanying notes are an integral part of the financial statements.

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                          Notes to Financial Statements
                                December 31, 2003




1. Description of the Plan

The following description of the Amcast Industrial Corporation 401(k) Salary Deferral Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions.

General

The Plan is a defined contribution plan covering substantially all employees of Amcast Industrial Corporation (the "Company" and "Plan Sponsor") who are compensated on a salary or hourly basis and are not covered by a collective bargaining agreement. Eligible employees may participate on the first day of the month coincident with, or first day of the month following, six months of employment. The Plan is subject to the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Each year, participants may contribute, in whole percentages, an amount up to 20 percent of annual compensation, as defined by the Plan Document. Additionally, participants may make up to two lump sum contributions to the Plan per year. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Effective June 28, 2003, the Company discontinued its 401(k) matching contribution on behalf of Plan participants. Prior to June 28, 2003, the Company made matching contributions equal to 25 percent of the first 6 percent of compensation that was deferred by participants to the Plan. These matching contributions were made in common stock of the Company. Prior to June 28, 2003 the Company also made supplemental matching contributions to the Plan provided that the Company's annual minimum return on net worth was at least 9 percent. The amount of these supplemental matching contributions increased based upon the level of return; however, the amount was not permitted to exceed 35 percent of the participants' salary deferral contributions.

Vesting

Participants are immediately vested in their deferral contributions plus actual earnings thereon. Vesting for any Company contributions made prior to June 28, 2003, is based on years of continuous service. Participants are 50 percent vested in Company contributions made after one year of service with the Company, 75 percent vested after two years of service, and fully vested after three years of service. Amounts not vested are forfeited upon termination of employment. Forfeited amounts are allocated to current plan participants at the end of the plan year.

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                          Notes to Financial Statements
                                December 31, 2003




1. Description of the Plan (continued)

Investment Options

Participants may direct investments to be split between any of the investment fund options available, including shares of Company stock.

Participant Loans

Participants may borrow from their fund accounts a minimum of $500 up to a maximum of the lesser of $50,000 (less the highest outstanding balance of any loan made to the participant under the Plan during the 12-month period preceding the date of the loan) or 50 percent of their vested account balance. The loan term is not to exceed 5 years unless the loan is for the purchase of a principal residence, in which case the term may be as long as 30 years. Interest rates on these loans are one percent above the prime rate of interest on the first business day of the calendar quarter in which a loan application is made to the Company.

Participant Accounts

Each participant's account is credited with the participant's  contributions and
allocations   of  Plan   earnings,   and  prior  to  June  28,   2003,   company
contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Payment of Benefits

On termination of service for any reason, a participant may receive a lump-sum amount equal to the vested value of his or her account, in either (a) cash or
(b) cash for all investments other than Company stock and the participant's related shares of the Company's stock.

Administrative Expenses

Substantially all expenses of the Plan are paid by the Company.

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                          Notes to Financial Statements
                                December 31, 2003




2. Summary of Significant Accounting Policies

Basis of Accounting

The Plan's financial statements are prepared on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation

The Plan's investments are stated at fair value. The shares of registered investment companies are valued at quoted market prices which represent the net asset values of shares held by the Plan at year-end. Participant loans are valued at their outstanding balances, which approximate fair value. Company common stock and the participation units owned by the Plan in the common/collective trust fund are based on quoted redemption value on the last business day of the Plan year. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                          Notes to Financial Statements
                                December 31, 2003




3. Investments

The fair value of individual investments that represent 5 percent or more of the Plan's net assets available for benefits at December 31 are as follows:
                                                    2003              2002
                                               --------------   ---------------

Shares of registered investment companies:
  T. Rowe Price New Income Fund                  $ 2,321,271       $ 2,064,303
  T. Rowe Price Capital Appreciation Fund          5,230,774         4,278,891
  T. Rowe Price Equity Index 500 Fund              5,755,557         4,530,775
  T. Rowe Price Equity Income Fund                 9,009,228         7,200,033
Common/collective trust fund:
  T. Rowe Price Stable Value Fund                 10,316,412        10,099,018
Amcast Industrial Corporation common stock         2,433,654      Less than 5%
Loans to participants                           Less than 5%         1,722,305


For the year ended December 31, 2003 the Plan's investments (including investments bought, sold, and held during the year) appreciated as follows:

                                                       2003
                                                  ---------------

Shares of registered investment companies          $   4,424,778
Amcast Industrial Corporation common stock             1,021,289
                                                  ---------------

                                                     $ 5,446,067
                                                  ===============

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                          Notes to Financial Statements
                                December 31, 2003




4. Income Tax Status

The Internal Revenue Service (IRS) ruled on July 21, 1992, that the Plan qualifies under Section 401(a) of the Internal Revenue Code (the IRC) and, therefore, the underlying trust is not subject to income tax under present tax law. The Plan was subsequently amended. The Company is currently waiting for an IRS determination for the Plan, as amended. The Company's Pension Administration Committee and the Company's tax counsel believe that the Plan, as amended, is operating in conformity with the IRC. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Company's Pension Administration Committee and the Company's tax counsel are not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

5. Transactions With Parties-In-Interest

The Trust is not charged for administrative services performed on its behalf by the Company. The Plan invests in common stock of the Company (the Plan Sponsor).

6. Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

                              Supplemental Schedule

                          Amcast Industrial Corporation
                           401(k) Salary Deferral Plan

                            EIN 31-0258080 / Plan 002

     Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year)
                                December 31, 2003




    (a) , (b)                                                            ( c )                                       (e)
Identity of Party Involved and                                      Description of               (d)               Current
Description of Asset                                                  Investment                 Cost               Value
-----------------------------------------------------------     ------------------------   -----------------   -----------------


Shares of registered investment companies
 *  T. Rowe Price International Stock Fund                                47,193 shares             610,478             542,250
 *  T. Rowe Price New Horizons Fund                                       66,471 shares           1,524,027           1,648,490
 *  T. Rowe Price New Income Fund                                        256,494 shares           2,251,002           2,321,271
 *  T. Rowe Price Capital Appreciation Fund                              298,901 shares           4,267,819           5,230,774
 *  T. Rowe Price Equity Index 500 Fund                                  192,172 shares           5,400,972           5,755,557
 *  T. Rowe Price Equity Income Fund                                     372,898 shares           8,558,048           9,009,228
                                                                                           -----------------   -----------------
                                                                                                 22,612,346          24,507,570

Common/collective trust fund
 *  T. Rowe Price Stable Value Fund                                    10,316,412 units          10,316,412          10,316,412

Common stock
 *  Amcast Industrial Corporation common stock                           936,021 shares           5,931,282           2,433,654

Loans to participants                                                Rates ranging from
Participant loans                                                         5.0% to 10.5%           1,605,794           1,605,794
                                                                                           -----------------   -----------------

                                                                                                $40,465,834         $38,863,430
                                                                                           =================   =================



 *  Indicates party-in-interest to the Plan.